              IN THE FIFTH JUDICIAL CIRCUIT OF THE STATE OF FLORIDA
                            IN AND FOR MARION COUNTY
                                 CIVIL DIVISION


ELSIE M. FOREST, THOMAS H.                  )       Civil Action No. 03-65-CA-G
WIESS and ANGELA  H. WIESS,                 )
                                            )       CLASS REPRESENTATION
on behalf of themselves and all others      )
similarly situated,                         )       JURY TRIAL DEMANDED
                                            )
                  Class Plaintiffs,         )
                                            )
v.                                          )
                                            )
PENN TREATY AMERICAN                        )
CORPORATION and PENN                        )
TREATY NETWORK AMERICA                      )
INSURANCE COMPANY,                          )
                                            )
                  Defendants.               )
                                            )
-----------------------------------------------------

                             CLASS ACTION COMPLAINT

         Class Plaintiffs, ELSIE M. FOREST, THOMAS H. WIESS, and ANGELA H. WIESS ("Class Plaintiffs"), on behalf of themselves and all others similarly situated, by their undersigned attorneys, hereby sue Defendants, PENN TREATY AMERICAN CORPORATION and PENN TREATY NETWORK AMERICA INSURANCE COMPANY (collectively "Penn Treaty" or the "Company"), based on Class Plaintiffs' personal knowledge as to their own acts and other facts pertaining to themselves, and, after a reasonable investigation by their undersigned attorneys, upon information and belief as to facts pertaining to all other matters, and state:

                                       I.
                               NATURE OF THE CASE

         1. This is a Class Action brought pursuant to FLA. R. CIV. P. 1.220.

         2. Penn Treaty Network America Insurance Company is the subsidiary of a large, publicly traded insurance company, Penn Treaty American Corporation, both of which are headquartered in Allentown, Pennsylvania. In its promotional materials, Penn Treaty bills itself as "America's #1 Long Term Care Superstore."

         3. Class Plaintiffs bring this action individually and as a class action on behalf of themselves and all persons and entities that purchased certain long-term care ("LTC") policies (the "Policies") from Penn Treaty within the State of Florida between January 1, 1997, and the present (the "Class Period").

         4. Class Plaintiffs sue Defendants for breach of fiduciary duty, breach of implied duty of good faith and fair dealing in an insurance contract, negligent misrepresentation, fraudulent misrepresentation, and restitution, all in connection with the sale of the Policies to Class Plaintiffs by Penn Treaty.

         5. Penn Treaty deceived and induced Class Plaintiffs into purchasing the Policies, under the name of the "Personal Freedom" plan and various other descriptions, promising that the Policies were "guaranteed renewable," and that "premiums do not increase with age." (See Penn Treaty form P-LTCTP-BR(5/97)(FL) attached hereto as Exhibit "1" at p.3). Penn Treaty deliberately offered the Policies to Class Plaintiffs at below-market rates to entice Class Plaintiffs into purchasing the Policies and knew or should have known that Penn Treaty would later be required to substantially increase premiums, and/or reduce benefits commensurate with the same premiums, in order to maintain the Company's liquidity and profitability.

         6. Penn Treaty failed to disclose the known certainty of rate increases under the Policies pursuant to the actuarial calculations available to Penn Treaty, and therefore misrepresented that the Policies were "guaranteed renewable." In addition, Penn Treaty failed to disclose to Class Plaintiffs that by increasing rates to account for the real cost of Class Plaintiffs' long-term health care, risk would not be shifted from Class Plaintiffs/Insureds to Defendant/Insurer. Further, Penn Treaty failed to disclose that it had calculated premiums under the Policies artificially low in order to induce Class Plaintiffs into purchasing the Policies, so that Penn Treaty could unfairly obtain a substantial and disproportionate share of the LTC market.

         7. In 1996, Penn Treaty filed an application for a rate increase under the Policies with the Florida Department of Insurance ("FDOI"). That application failed to disclose that Penn Treaty had deliberately sold its Policies at below cost and below market prices in order to gain a substantial share of the LTC market and effectively capture thousands of policyholders.

         8. Penn Treaty captured policyholders by virtue of the fact that the policyholders increased in age and infirmity after purchasing the Policies, and became unable to purchase long-term care insurance from other companies at a reasonable rate. In some cases, policyholders became "uninsurable" by other companies after purchasing the Policies.

         9. Penn Treaty was forced to halt sales of its Policies in Florida and 23 other states during 2001 because its capital reserves failed to meet statutory minimums.

        10. In 2001, Penn Treaty filed an application for a rate increase under the Policies with the FDOI. That application failed to disclose that Penn Treaty had deliberately sold its Policies at below cost and below market prices in order to gain a substantial share of the LTC market and capture thousands of policyholders. The FDOI consented to these outrageous percentage increases effective January 15 2002.

         11. In 2002, Penn Treaty sent policyholders a letter notifying them that the Company was again increasing rates. (See sample letter from Penn Treaty to Thomas H. Wiess dated April 26, 2002, attached hereto as Exhibit "2"). Penn Treaty's letter gave Class Plaintiffs the

Hobbsian choice of paying the additional premium, reducing benefits under the Policies, or canceling the Policies and having no long-term care insurance.

         12. On July 30, 2002, Penn Treaty announced that it had recommenced sales in Florida pursuant to a consent order with the FDOI.

         13. Penn Treaty thereafter collected additional premiums from Class Plaintiffs, reduced Class Plaintiffs' benefits under the Policies, or canceled Class Plaintiffs' Policies, in accordance with Class Plaintiffs' election. Penn Treaty automatically increased premiums for Class Plaintiffs who did not respond to Penn Treaty's letter. In some cases, policyholders may not even be aware of the increases because premiums are often deducted automatically from the policyholder's checking account.

         14. Penn Treaty breached its fiduciary duty, and its implied contractual duty of good faith and fair dealing, by intentionally setting initial Policy premiums artificially low, then later increasing premiums. Penn Treaty fraudulently and negligently misrepresented to Class Plaintiffs that rates would not substantially increase, in order to induce Class Plaintiffs into purchasing the Policies, with knowledge that it would later increase rates sharply and/or severely reduce Policy benefits in the interest of the Company's profitability and/or solvency.

         15. Class Plaintiffs have been damaged by: paying increased premiums to Penn Treaty; Penn Treaty's reduction of benefits under the Policies; being forced to cancel or not to renew insurance policies Class Plaintiffs could no longer afford; and/or, becoming uninsurable.

         16. Further, Class Plaintiffs have been damaged by virtue of the lost time value of money. Had Class Plaintiffs placed the money spent on Penn Treaty's policies into another financial vehicle, it would have been a better investment than that provided by Penn Treaty.

         17. Penn Treaty further deprived Class PLAINTIFFS OF ESTABLISHING a "medical nest egg" as an alternative to long-term care insurance. Had Class Plaintiffs known that Penn Treaty would substantially increase its rates, Class Plaintiffs could have chosen to self-insure rather than face Penn Treaty's outrageous price hikes.

         18. Penn Treaty is directly and proximately liable for Class Plaintiffs' damages.

                                       II.
                             JURISDICTION AND VENUE

         19. This Court has jurisdiction over the subject matter of this action and over the parties to this action.

         20. Penn Treaty Network America Corporation is headquartered in Pennsylvania.

         21. Class Plaintiffs Elsie M. Forest, Thomas H. Wiess, and Angela H. Wiess reside in Marion County, Florida.

         22. The amount in controversy in this matter exceeds $15,000.00 exclusive of interests and costs.

         23. No Class Plaintiff or putative class member has suffered damages of $75,000.00 or more.

         24. This action includes equitable claims that are properly brought before a Circuit court.

         25. This Court has jurisdiction under FLA. STAT.ss. 26.012(2)(a) (2002) because the amount in controversy meets or exceeds the statutory minimum of $15,000.00.

         26. Venue is proper under FLA. STAT.ss.47.051 (2002) because a significant portion of the material events giving rise to this Action occurred within this District, in Marion County, Florida.

                                      III.
                                     PARTIES

         27. Elsie M. Forest is 74 years old and resides in Ocala, Marion County, Florida with her husband of 56 years, Henry P. Forest. Mrs. Forest purchased Long-Term Care Policy number N487491 from Penn Treaty, through its agent Michael M. O'Grady, in May, 1999, while residing in Ocala. (See policy attached hereto as Exhibit "3").

         28. Mrs. Forest is a mild diabetic who has developed bulging spinal disks and bone spurs, as well as colitis, since purchasing her Penn Treaty policy, and is now uninsurable at any affordable rate.

         29. Angela H. Wiess and Thomas H. Wiess are husband and wife and residents of Ocala, Marion County, Florida. In 1999, Mr. & Mrs. Wiess each purchased separate tax qualified long-term care insurance policies, numbered N801290 and N801290 respectively, from Penn Treaty, through its agent Wallace P. Gabel, while living in Ocala. (See policies attached hereto as Exhibits "4" and "5," and applications attached hereto as Exhibits "6" and "7").

         30. Mr. Wiess is 79 years of age, and Mrs. Wiess is 76 years of age. Both have significant health problems and purchased the Policies to assure themselves of proper long-term care when that care became necessary. Subsequent to purchasing the Policies, Mr. Wiess underwent open-heart surgery and is now uninsurable at any affordable rate. Both Mr. & Mrs. Wiess were notified of a significant Penn Treaty rate increase in April, 2002, and, having no other option, continue to maintain their policies. The increased burden placed on their already limited resources by Penn Treaty have forced Mr. & Mrs. Wiess to limit their budget for essential items such as food and healthcare.

         31. Penn Treaty American Corporation, the parent company of Defendant Penn Treaty Network America Insurance Company, was incorporated on May 13, 1965 and is a major provider of long-term care insurance in the United States. Penn Treaty markets its products primarily to senior citizens through its wholly owned subsidiaries, Penn Treaty Network America Insurance Company, (a/k/a PTNA Life Insurance Company in California), American Network Insurance Company, and American Independent Insurance Company of New York. Penn Treaty and its subsidiaries are licensed to sell insurance in all 50 states and the District of Columbia, and sell their products through a nationwide force of 25,000 insurance agents.


                                      IV.

               GENERAL ALLEGATIONS COMMON TO ALL CAUSES OF ACTION

         THE GROWTH OF LONG-TERM CARE IN AMERICA

         32. The number of individuals and groups purchasing LTC insurance policies has grown dramatically in recent years and continues its upward climb. According to a 1999 Health Insurance Association of America ("HIAA") study, the number of LTC policies sold in 1997 (5.5 million) was over seven times that sold ten years earlier in 1987 (810,000), representing a stunning annual growth rate of 21%. (Susan A. Coronel, Long-Term Care Insurance in 1997- 1998, 3 (Health Insurance Association of America March, 2000) (attached hereto as Exhibit "8" and referred to hereinafter as "HIAA Study").

         33. LTC insurance policies take the form of individual, group, employer or association-sponsored, and life insurance riders which can accelerate the death benefit to provide for long-term care. The majority of long-term care insurers continue to sell policies in the individual and group markets that represent the vast majority of overall growth in the LTC market. By the end of 1997, total premiums for individual and group policies equaled approximately $705 million, half of which was generated from sales in only nine states:
California, Florida, Illinois, Iowa, Missouri, Ohio, Pennsylvania, Texas, and Washington. The LTC market is concentrated among eleven companies, including Penn Treaty, which accounted for approximately 80 percent of the individual and group association policies sold in 1997.

         34. According to the HIAA Study, ALL LTC plans it surveyed "are guaranteed renewable, have a 30-day `free look' period, cover Alzheimer's disease, have a waiver of premium provision, and offer unlimited or lifetime-nursing home maximum-periods." (ID.). In addition, the HIAA Study establishes that "all plans offer the NAIC [National Association of Insurance Commissioners] Model Act and Regulation inflation protection requirement of benefits increasing at an annual 5 percent compounded rate, funded with a level premium" and "[a]ll companies offer plans that have a nonforfeiture benefit, with a shortened benefit period or a return of premium as the most common types." (ID.). In other words, all insurance companies studied by the HIAA offered plans that provided virtually identical substantive benefits. (ID. at 4).

         35. The HIAA Study also revealed some interesting facts about premiums for LTC policies. In its report, the HIAA stated that:

         [A]nalysis reveals that the average premiums reported by the leading insurers have remained stable, if not DECREASED over time. Average premiums reported by top individual long-term care insurance sellers STEADILY DECLINED between 1990 and 1996. The average premiums in 1997 remained fairly constant when compared to those for the leading sellers in 1996. This clearly indicates that market competition and the companies' increasing confidence with their pricing and anticipated claims experience have kept premiums stable.

(ID.) (emphasis added).

         36. Penn Treaty was among the 119 companies selling LTC policies in 1997 and included in the HIAA Study.

         PENN TREATY'S LONG-TERM CARE PRODUCTS

         37. Penn Treaty introduced its first long-term nursing home insurance product in 1972, and its first home healthcare insurance product in 1983. Penn Treaty's principal products now include individual defined-benefit accident and health insurance policies covering long-term skilled, intermediate and custodial nursing home and home healthcare. Penn Treaty also owns insurance agencies that sell senior market insurance products underwritten by other insurers and the Company.

         38. As of March 31, 2002, Penn Treaty maintained total assets of approximately $940 million and total liabilities of approximately $770 million. In 2001, Penn Treaty posted revenues of almost $382 million and a net loss of approximately $49 million. Approximately 95% of the Company's premiums are derived from LTC premiums.

         39. Upon information and belief, what is now known as Penn Treaty Network America Insurance Company, was created over 47 years ago as Fidelity Interstate Life Insurance Company ("Fidelity"). Fidelity was incorporated in Pennsylvania and licensed to transact business in Florida in 1954, and continued operating under that name for over 30 years. In 1986, Fidelity's name was changed to Amicare Insurance Company, and in 1989, it was again changed to Network America Life Insurance Company. The most recent name change, to Penn Treaty Network America Insurance Company, occurred in 1997.

         40. Penn Treaty's long-term nursing home care policies generally provide a fixed or maximum daily benefit payable during periods of nursing home confinement prescribed by a physician or necessitated by the policyholder's cognitive impairment or inability to perform two or more policy-defined activities of daily living. These policies include built-in benefits for alternative plans of care, waivers of premiums after 90 days of benefit payments on a claim and unlimited restoration of the policy's maximum benefit period. All levels of nursing care, including skilled, intermediate and custodial (assisted living) care, are covered and benefits continue even when the policyholder's required level of care changes.

         41. The Company's home healthcare policies generally provide a benefit payable on an expense-incurred basis during periods of home care prescribed by a physician or necessitated by the policyholder's cognitive impairment or inability to perform two or more activities of daily living. These policies cover the services of registered nurses, licensed practical nurses, home health aides, physical therapists, speech therapists, medical social workers and other similar home health practitioners.

         42. Benefits for the Company's marketed home healthcare policies are payable over periods ranging from six months to five years, or the lifetime of the policyholder. The Company's home, healthcare policies also include built-in benefits for waivers of premiums after 90 days of benefit payments, and unlimited restoration of the policy's maximum benefit period.

         43. Since 1994, the Company has introduced several products purported to meet the changing needs of its customers, including the Independent Living policy, the Personal Freedom policy, the Assisted Living policy and the Secured-Risk Nursing Facility and Post-Acute Recovery policies.

         44. The Independent Living Plan is a stand-alone home healthcare plan that covers all levels of care received at home. Besides covering skilled care and care by home health aides, this plan pays for care provided by unlicensed, unskilled homernakers. This care includes assistance with cooking, shopping, housekeeping, laundry, correspondence, using the telephone and paying bills. Historically, only limited coverage had been provided under certain of its home healthcare policies for homemaker care, typically for a period of up to 30 days per calendar year during the term of the policy. This benefit is now standard in most long-term care policies. Family members also may be reimbursed for any training costs incurred in order to provide in-home care.

         45. The Company's Personal Freedom Plan is a comprehensive plan mat provides a lump sum of money for long-term care that can be used to pay expenses related to either nursing facility or home healthcare. The plan will also pay for expenses related to "homemaker care," which is care for insureds that cannot perform daily living activities. Such activities include shopping, cooking, housekeeping, paying bills, laundry, correspondence, using the telephone, and medication management.

         46. The Assisted Living Plan is a stand-alone plan that provides facility care benefits in either a traditional nursing home setting or in an assisted living facility ("ALF"), the setting that most policyholders prefer. The Assisted Living Plan offers benefits similar to those of the Personal Freedom Plan when coupled with an optional home healthcare rider, but on an elapsed time, cost-incurred basis.

         47. The Secured-Risk Plan provides facility care benefits to people who would probably not qualify for long-term care insurance under traditional policies. The Company employs underwriting techniques that are based on actuarial tables to examine substandard conditions and establishes premiums based on level of activity and independence of the applicant. The Secured-Risk Plan provides coverage to higher risk individuals for care in a nursing facility or, alternatively, in the insured's home if the policyholder elects to pay for the option of limited home healthcare benefits. As with many of the Company's other plans, the Secured-Risk Plan includes: coverage for pre-existing conditions after a six-month elimination period; "guaranteed renewal for life;" and, "premiums that will not increase with age."

         48. The Post-Acute Recovery Plan is designed to be a short-term plan that provides facility and home healthcare benefits for up to one year after traditional medical insurance, Medicare, Medigap, or health maintenance organization (HMO) services would ordinarily be discontinued. The Post-Acute Recovery Plan pays for expenses related to medical recovery in a facility when traditional healthcare coverage ends and, like the Secured-Risk Plan, this care can be provided in the insured's home if the policyholder elects to pay for the option of receiving limited home healthcare benefits. The Company offers a Care Solutions service with this plan, in which a care manager works with the insured to design a plan of care suited to meet his or her individual needs. Features of the Post-Acute Recovery plan include immediate coverage (e.g. no elimination period and no deductible), and coverage for pre-existing conditions after six months (not applicable in all states). This plan also promises "guaranteed renewal" and "premiums that will not increase with age."

         49. Penn Treaty filings with the FDOI indicate that Penn Treaty had 36,034 LTC policies in force in the state of Florida as of June 30, 2001. Penn Treaty Marketing Tactics

         50. According to an investigative report published by the WALL STREET JOURNAL, Penn Treaty has traditionally targeted its LTC plans toward high-risk senior citizens and, until a few years ago, "offered very low premiums for the amount of risk they took." (Ann Davis, Insurers Implied Stable Premiums But Ended Up Raising Them Often, 1 Wall St. J. (June 22, 2000)) (attached hereto as Exhibit "9" and referred to hereinafter as "WSJ Article"). WSJ's investigation also found that, "[a]t times, advertising and sales pitches from agents made price increases seem highly unlikely." Id. Specifically, Penn Treaty's brochures often claimed that "Premiums Do Not Increase With Age." As the WSJ Article explains, however, such claims are deceptive in that they led consumers to believe that rates would not increase for any reason as the policyholder ages, when in fact Penn Treaty could and did increase rates for many other reason, including increased profitability.

         51. Initially, Penn Treaty charged far less than its competitors despite the fact that it was writing riskier business. During the early 1990s, Penn Treaty offered its policies to Florida citizens at rates that were approximately 20% less than the next-lowest competitor. The marketing effect of these low rates upon prospective policyholders, many of whom are on a fixed income, was immense, and Penn Treaty sales flourished.

         52. In Iowa, for example, Penn Treaty was among 59 long-term health plans that applied for rate increases during the period from August, 1995, through August, 2002. (See Long Term Care Rate Increase Filings as of 8/6/2002 attached hereto as Exhibit "10"). The average rate increase of all 59 plans is 18.77%. During that same period, Penn Treaty increased its rates in Iowa by 80%, far and away the largest increase of any insurer, and 60% higher than the company with the second highest rate increase.

         53. In Florida, Penn Treaty has applied for, and received approval for, similar rate increases. In 1996, Penn Treaty applied to the FDOI for an 18% rate increase. This rate increase was approved by FDOI effective January, 1997. Penn Treaty applied for another rate increase of 55% in 2001. The FDOI again approved the rate increase effective January 1, 2002.

         54. Although there is nothing unusual about rate increases in the insurance industry, Penn Treaty increased its rates unlawfully in that it intentionally and/or negligently led prospective policyholders to believe that there would be no rate increases. Although Penn Treaty has claimed that it disclosed in policies that rates were subject to change, the WSJ Article explains why such alleged disclosure is not enough: "Numerous . . . Penn Treaty customers have complained that the caveat wasn't adequately emphasized. Moreover, long-term-care [sic] insurance was specifically designed, with input from regulators, to allow seniors to lock in a stable rate at the time of purchase." A member of the consumer board for the National

Association of Insurance Commissioners summed it up best in the WSJ Article when she stated: "It's a complete deceit for seniors to spend hard-earned money to buy these products, trusting the companies to be there when they need them, and then find out later that they cannot afford to keep the benefits in place."

         55. In September, 2000, the U.S. Senate Special Committee on Aging heard testimony about the fraudulent and deceptive practices of long-term care insurance companies in connection with special legislation intended to curb abuses against America's aging population. One of the witnesses who testified before the committee was Allan Kanner, a well-known attorney, and lecturer at Tulane and Duke law schools. Most notably, Mr. Kanner represented plaintiff policyholders in a strikingly similar lawsuit filed in the U.S. District Court for the District of North Dakota, styled as HANSON V. ACCELERATION LIFE INSURANCE COMPANY, Civ, No. A3:97-152(D.N.D.).

         56. In HANSON, the plaintiffs alleged that the insurance company had intentionally engaged in "low ball" pricing, while using the same policy language employed by Penn Treaty, "we can change the renewal premium rates," as a "blank check" to improperly justify the exorbitant rate increases that led to the lawsuit.

         57. Like the defendant insurer in HANSON, Penn Treaty sold its Policies as coverage that policyholders could realistically maintain from policy inception until death or until the policyholder needed to obtain long-term care benefits. As Mr. Kanner testified, "[t]his is the plain understanding of the promise that the policy is `guaranteed renewable for life'." Likewise, Penn Treaty also knew or should have known at the time of sale that premium rates would have to be increased sharply in the future, yet failed to warn consumers that rate increases were inevitable.

         58. The inevitability of rate increases is evidenced by the fact that Penn Treaty sold its policies at premium levels vastly below that of its closest competitors, even though the benefits offered throughout the industry are substantially identical.

         59. Mr. Kanner pointed out this price disparity during his testimony before the Senate. In his written statement, Mr. Kanner provided a chart comparing averages rates offered by ten long-term care insurance companies. (See Exhibit "11" at Chart 1, p.7-8). The chart shows a substantial price disparity between companies like GE, and others like Penn Treaty, who have engaged in "low ball" pricing.

         60. As Mr. Kanner stated, "[p]rice variations for virtually identical products should generally be disturbing as indicating that at least some policies are not grounded on sound actuarial principles." Mr. Kanner further testified that "low ball" pricing is erroneous at best, and often part of a very elaborate scheme to gain market share while ensuring that increased losses are passed on to policyholders through increased premium rates:

         An example of an actuarial assumption that is often intentionally abused is the lapse rate. One common trick seen in intentional under pricing cases is the assumption of an extremely high lapse rate -- i.e., the number of people who will voluntarily drop the policy each year which number may or may not be combined with a mortality-assumption. For example, a lower price follows from the fact that it is assumed that the pool of insureds shrink at a 40% per annum rate. (Why anyone would market or buy such a product is unclear.) If, however, the pool of insureds shrinks at only 5% per annum, additional premium income in the form of rate increases will be needed. Thus, if the actuarial memorandum underlying the policy assumes that a significant number of insureds will lapse after making a number of payments but prior to collecting benefits, the actuarial memo could justify a lower premium for those who are likely to complete their payments, because future claims under the policy would be diminished by the lapses and, in the case of a non-forfeiture policy, the pre-lapse payments would be available to pay the claims of the remaining policyholders. The higher the assumed lapse rate, the lower the initial premium.

         . . .

         Intentional or inadvertent miscalculations on any of these assumptions, or improper underwriting, or both, could lead to the need for future rate increases.

         Unfortunately, the policies with the erroneous assumptions would have the lowest premium price and would enjoy a competitive advantage in the marketplace. All other things being equal, if two policies promise the same benefits, experience tells us that the lower priced, product will be purchased.

(See Exhibit" 11" at p.6) (emphasis added).

         61. In contradiction to widely accepted actuarial principles, Penn Treaty acquired policies far too quickly, leading to the inevitability of substantial rate increases. According to standardized actuarial principles, a long-term care policy must be in force for between 3 and 11 years before it becomes profitable to the insurer. This is true because the insurer must initially pay sales and marketing expenses, including commissions, incurred in writing the policy. Profit is obtained over the longer term by efficient asset management. By selling large quantities of insurance policies too quickly, Penn Treaty was forced to expend money as rapidly as it received revenue. As a result; the revenue stream from the Policies was never sufficient to pay the cost of obtaining new policies while maintaining profitability and adequate reserves. When policyholders began to make claims against their policies, the inevitable "death spiral" ensued, and Penn Treaty was forced to increase rates in order to replenish its reserves and increase profitability.

         62. Because Penn Treaty targeted the elderly, who often live on fixed incomes, many policyholders became trapped because premiums from other companies for the policyholder's new attained age were unaffordable. As a result, Class Plaintiffs and putative class members were precluded from buying a quality long-term care insurance product down the line because Penn Treaty sold them an inferior product at beginning. And, unlike a commodity, which can be traded, policyholders cannot get in and out of a long-term care insurance policy. Penn Treaty knew this, and had a duty to provide a quality, stable product to its policyholders.

         63. Penn Treaty ignored volumes of actuarial and underwriting information available to it through its affiliation with insurance industry trade groups, and regulatory resources such as the National Association of Insurance Commissioners. Such actuarial and underwriting information is highly standardized, widely available, and used by actuaries and underwriters throughout the country.

         64. Through the process of discovery, Class Plaintiffs will show that Penn Treaty's internal memoranda, actuarial reports, and other documents, support their claims that Penn Treaty intentionally and/or negligently set premium rates below Penn Treaty's expected cost of doing business in order to gain market share with knowledge that Penn Treaty would have to later increase rates in order to maintain its reserves.

         65. At all material times, Penn Treaty's rates were far lower than its competitors, and these competitors did not raise rates at the pace and to the extent that Penn Treaty has increased its rates since 1997 to the present date.

         66. Aside from the obvious price disparity between rates offered by Penn Treaty and other insurers, and subsequent increases, there exists tangible evidence that Penn Treaty has engaged in a systematic and widespread practice of deceiving consumers into purchasing and renewing long-term care polices. From January 1, 1997, through June 30, 2000, the FDOI conducted a comprehensive investigation into Penn Treaty's practices and procedures. On June 30, 2000, FDOI completed and its "Target Market Conduct Report," attached hereto as Exhibit "12."

         67. Among other things, the FDOI discovered that Penn Treaty had been sending out a "Lapse Notice" in advance of cancellation of a policy for nonpayment of premium that did not meet statutory requirements. The effect of this practice was likely the increase in lapse rates, producing a result consistent with the unfair practices described above in paragraph 60.

         68. The FDOI also found that Penn Treaty had engaged in deceptive and misleading advertising practices in violation of FLA. STAT. ss. 626.9541(l)(b)(4) by making statements that would lead a reasonable consumer to believe that a non-insurance Penn Treaty membership program, entitled "AllRisk Healthcare," was associated with its long-term care products and was, in fact, insurance.

         69. In addition, the FDOI determined that Penn Treaty agents deceptively replaced other long-term care policies without notifying other insurers, and violated had violated FLA. STAT. ss.ss. 626.9521(1) and 626.9541(l)(a)(l) by advising a policyholder that she did not need a Penn Treaty Life Insurance Policy, and that she should cancel the policy and utilize the Cash Value of the policy to pay premiums to be incurred on policies being written at that time. The FDOI also found that Penn Treaty did not terminate the agents for their conduct.

         70. As a result of these and other violations of Florida Statutes and the insurance code, the FDOI and Penn Treaty entered into a Consent Order in November, 2000, wherein Penn Treaty agreed to pay penalties and administrative, costs,totaling $9,500.00. (See FDOI Consent Order filed November 30, 2000, attached hereto as Exhibit "13"). Numerous other states have conducted similar investigations of Penn Treaty with similar results.

         71. Based on the findings of its investigations, and those of its member states, the National Association of Insurance Commissioners ("NAICS) adopted the Long-Term Care Insurance ("LTCI") Model Regulation in August 2000. In its Guidance Manual for Rating Aspects of the model regulation, the NAIC states:

         [T]here have been cases where the premium for LTCI has proven to be inadequate (for any number of reasons), which has caused large rate increases leading to significant loss of LTCI coverage. AS A RESULT, SENIORS HAVE PAID PREMIUMS FOR YEARS ONLY TO SEE SIGNIFICANT RATE INCREASES AT THE AGES WHEN THEY HAVE INCREASED NEED FOR THE COVERAGE. Seniors have often lost their insurability and cannot purchase another policy. Also, if a senior cannot afford the increase and lets the policy lapse, he or she loses all the premiums paid. The insurer may benefit by having fewer remaining policyholders to file claims.

         The requirements of the new Model Regulation change the insurers' incentives and should greatly increase the probability that LTCI premiums will remain unchanged for the life of the contract.

NAIC Guidance Manual for Rating Aspects of the Long-Term Care Insurance Model Regulation, P. 3 (September 9, 2002) (emphasis added).

         72. Although Florida Governor Jeb Bush signed S.B. 1276 on May 1, 2002, which authorizes the FDOI to adopt non-conflicting provisions of the NAIC model regulation by rule, such rules were not in effect at the time that Penn Treaty engaged in its unfair practices. Nevertheless, the mere fact that such extraordinary measures were required at the state and national level indicates that deceptive practices did exist and that consumers such as Class Plaintiffs have been damaged by such practices. Further, a common law judicial remedy is the only means available to Class Plaintiffs to vindicate their rights and the rights of all Class members.

         73. Following is a brief overview of Penn Treaty's dubious history over the past several years, as provided by MSN.com's Money Central:

         OTHER FACTS REGARDING PENN TREATY'S TRACK RECORD

         o Nov 02, 1999: Penn Treaty American Corporation announced that its Board of Directors authorized the purchase of up to $5,000,000 of its common stock.

         o Dec 17, 1999: Penn Treaty American Corporation announced its entrance into a joint venture agreement with Independence Blue Cross (IBC) of Philadelphia, Pennsylvania, to market, underwrite and service long-term care insurance. Under the Plan, which is effective today, PTA, through its lead insurance subsidiary, Penn Treaty Network America Insurance Company (PTNA), will develop a long-term care insurance product for IBC to be marketed solely by IBC-licensed agents.

         o Jan 03, 2000: Penn Treaty American Corporation announced that it has signed a definitive purchase agreement to acquire Network Insurance Senior Health Division (NISHD), a brokerage agency that specializes in the national marketing and sale of long-term care insurance products underwritten by Penn Treaty Network America Insurance Company (PTNA). Under the agreement, which is effective January 1, 2000, PTA will purchase all of the outstanding stock ownership of NISHD for an undisclosed cash amount through PTNA, PTA's lead insurance subsidiary. NISHD currently holds no tangible assets, but receives override commissions from its licensed agent force on approximately $41,000,000 of in-force long-term care insurance premium.

         o Jan 11, 2000": Penn Treaty American Corporation completed its previously announced acquisition of Network Insurance Senior Health Division (NISHD), a Florida-based brokerage agency that specializes in the national marketing and sale of long-term care insurance products underwritten by Penn Treaty Network America Insurance Company (PTNA).

         o Mar 16, 2000: Penn Treaty American Corporation announced that its quoting system, part of its proprietary agent sales system called Penn Treaty LTCWorks, is now available to the public via the Internet. Penn Treaty LTCWorks is designed for the distribution and sale of Penn Treaty American products through its insurance subsidiaries, Penn Treaty Network America Insurance Company, American Network Insurance Company, and American Independent Network Insurance Company of New York.

         o Oct 31, 2000: Penn Treaty American Corporation announced that its Penn Treaty Network America subsidiary has introduced Group Personal Freedom, a comprehensive group insurance policy that meets the long-term care needs of employers and employee groups, regardless of size.

         o Mar 30, 2001: Penn Treaty American Corporation announced that its auditors have expressed doubts about its future based on its 2000 financial statement, and the Company has hired two investment banks to help explore its strategic options. Since, the Company is a long-term care insurer it is required by state insurance regulations to have a certain surplus to pay for existing insurance policies and for further business growth. The Company's auditors said they will include a going concern qualification on its 2000 financial statement because its surplus has fallen below the regulatory level. A going concern qualification basically means the auditors, after going over recent financial statements, are pessimistic about the Company's ability to operate in the future. Penn Treaty said it believes its claim reserves are currently enough to satisfy future claim obligations. The Company intends to raise capital to meet the regulatory surplus levels and said its efforts to do so have been delayed to let another auditor look over its results.

o Apr 02, 2001: Shares of Penn Treaty American Corporation fell sharply after Standard & Poor's lowered its issuer credit and subordinated debt ratings on Penn Treaty American Corporation to triple-`C'-minus and double-`C', respectively, from single-`B'-plus and single-`B'-minus. At the same time, Standard & Poor's lowered its counterparty credit and financial strength ratings on Penn Treaty Network America Insurance Co. (Penn Treaty Network America), Penn Treaty American Corp's insurance subsidiary, to triple-'C from double-'B'-plus. All of these ratings remain on CreditWatch, where they were placed on March 29, 2001, with developing implications. The downgrades reflect the substantial decline in Penn Treaty Network America's statutory capital adequacy ratio in 2000. Without additional statutory capital, it will most likely experience further decline in its statutory capital adequacy and would likely face mandated regulatory control.

         o Apr 17, 2001: Penn Treaty American Corporation announced progress in its plan to generate additional statutory capital for its insurance subsidiary operations and to improve liquidity. PTA has signed a letter of intent with Universal American Financial Corp. to sell its New York subsidiary, American Independent Network Insurance Company of New York, and certain of its non-core product lines, including Life, Medicare. Supplement and Disability coverages. The block purchase, estimated at $13 million, remains subject to customary due diligence, execution of definitive agreements and regulatory approvals. PTA intends to utilize the proceeds of the sale to provide parent liquidity and to supplement the statutory surplus of its insurance subsidiaries, Penn Treaty Network America and American Network Insurance Companies. In addition, PTA intends to limit statutory strain arising from the issuance of new business by temporarily suspending the marketing of new policies in Florida and Virginia due to higher surplus requirements in those states. PTA has agreed to voluntary consents in both states to restrict the issuance of new business until additional capital is generated. Upon the generation of sufficient statutory surplus and approval under Florida and Virginia statutes, PTA intends to petition for withdrawal of its voluntary consents and resume sales activity.

         o Apr 18, 2001: Universal American Financial Corp. has signed a letter of intent with Penn Treaty American Corporation to purchase Penn Treaty's New York subsidiary, American Independent Network Insurance Company of New York, and certain of its non-core product lines, including Medicare Supplement, Disability and Life Insurance coverages. The purchase remains subject to customary due diligence, execution of definitive agreements and regulatory approvals.

         o Aug 13, 2001: Penn Treaty American Corporation announced that it has signed a letter of intent with Assurity Life Insurance Company for the purchase of PTA's individual disability income insurance policies. The terms of the letter of intent are undisclosed. The disability policies are owned by the Company's indirectly held insurance subsidiary, American Network Insurance Company. Assurity Life Insurance Company is a subsidiary of Woodmen Accident and Life Company of Lincoln, Nebraska, and specializes in the distribution and underwriting of disability income products.

         o Oct 26, 2001: Penn Treaty American Corporation announced that it has completed the sale of its individual disability income insurance portfolio to Assurity Life

                  Insurance Company. Proceeds of approximately $5 million from the sale increase the statutory surplus level of PTA's insurance subsidiaries. In addition to the sale of its individual disability income portfolio, the Company is in negotiations for the sale of certain other non-core business lines, including its New York insurance subsidiary and Medicare supplement policies.

         o May 14, 2002: Penn Treaty American Corporation announced that William W. Hunt has been appointed to the position of President and Chief Operating Officer. Irving Levit remains as Chairman and CEO.

         o Jul 30, 2002: Penn Treaty American Corporation announced that it has reached an agreement via a consent order with the Florida Insurance Department whereby it is authorized and approved to immediately recommence sales of its long-term care insurance products in Florida. The Company will sell its policies through its subsidiary insurer, Penn Treaty Network America Insurance Company.

         o Aug 07, 2002: Penn Treaty American Corporation announced a planned exchange offer to holders of its 6-1/4% subordinated convertible debt due December 2003. The Company's board of directors authorized the planned exchange offer of $74,750,000 in convertible notes due October 2008. The Notes will provide holders an interest coupon of 6-1/4% and will convert, unless called, to shares of the Company's common stock at a price of $5.31. The Notes will include two years of call protection and require mandatory conversion any time thereafter if the 15 day trading average of outstanding shares of its common stock exceeds 110% of the conversion price. Conversion or calls will be made ratably above par until maturity.

         o August 22, 2002: Penn Treaty American Corporation announced that it has been authorized and approved to recommence sales of its long-term care insurance products in the state of Texas. The Company will sell its policies through its largest subsidiary, Penn Treaty Network America Insurance Company
                  (PTNA). PTNA ceased sales in Texas and most other states during 2001 due to a reduced statutory capital position. The Company has now received approval to recommence sales in 29 states, which have yielded approximately 60% of its historical sales volume. The Company continues to work with the regulators of the remaining states in order to gain approval to market and sell new policies.

         o August 27, 2002: Penn Treaty American Corporation announced that it will immediately recommence sales of its long-term care insurance products in the state of Tennessee. The Company will sell its policies through its largest subsidiary, Penn Treaty Network America Insurance Company.

         o September 09, 2002: Penn Treaty American Corporation announced that on August 28, 2002 it commenced an offer to exchange its outstanding $74,750,000 convertible notes due 2003 for a like amount of mandatory convertible notes due 2008. In connection with the exchange offer, the Company has filed the required documents with the Securities and Exchange Commission. The Exchange Notes are convertible into shares of the Company's stock at a price of $5.31 per share, compared to a conversion price of $28.44 per share for the Subordinated Notes.

         o September 27, 2002: Penn Treaty American Corporation announced the extension to October 3, 2002, unless further extended, of its offer to exchange its outstanding $74,750,000 convertible notes due 2003 (the Subordinated Notes) for a like amount of mandatory convertible notes due 2008. Prior to this extension of the exchange offer, the offer had been scheduled to expire on September 26, 2002.

         o October 11, 2002: Penn Treaty American Corporation announced a reduction in the conversion price of its convertible notes due 2008 being offered in exchange for its outstanding $74,750,000 convertible notes due 2003 (the "Subordinated Notes") from $5.31 per share to $4.50 per share and the extension to 11:59 p.m., New York City time, on Friday, October 18, 2002, unless further extended, of the exchange offer. The reduction in the conversion price will apply to all new notes, including those to be issued in exchange for Subordinated Notes already tendered and not withdrawn. Prior to this extension of the exchange offer, the offer had been scheduled to expire on October 10, 2002. Except for the reduction in the conversion price and the extension of the expiration date, the terms and conditions of the exchange offer remain in effect and unmodified.

         o October 14, 2002: Penn Treaty American Corporation announced that it has entered into a distribution agreement with American Insurance Marketing Corporation (AIMC) of Atlanta, GA, pursuant to which AIMC will immediately begin marketing Penn Treaty's long-term care insurance products. Pursuant to the agreement, AIMC has committed to produce at least $10 million in new sales for Penn Treaty's subsidiary, American Network Insurance Company, within the next 12 months. In addition, Penn Treaty and AIMC have agreed to develop new long-term care insurance products that will be offered for sale by AIMC's 85000 insurance agents and Penn Treaty's additional 45,000-member force. Separately, Penn Treaty also announced that it has been advised that entities controlled by New York investor Wilbur Ross purchased $10 million face amount of the Company's 2003 Notes from an existing note holder and intend to tender them into Penn Treaty's currently outstanding Exchange Offer. To further induce this and additional exchanges of the Notes, Penn Treaty agreed to reduce the conversion price of the new 2008 Notes from $5.31 per share to $4.50 per share.

         o October 21, 2002: Penn Treaty American Corporation announced that its offer to exchange its outstanding $74,750,000 convertible notes due 2003 (the Subordinated Notes) for convertible notes due 2008 (the Exchange Notes) concluded on October 18, 2002. PTA has been informed by its exchange agent, Wells Fargo Bank Minnesota, N.A., that $59,703,000 or 80% of the Subordinated Notes were tendered to the Company in the exchange offer. Upon the terms and subject to the conditions of the exchange offer, the Company will issue Exchange Notes of an equal aggregate amount in exchange for the tendered Subordinated Notes.

         o November 13, 2002: Penn Treaty American Corporation announced that the Company is projecting 2003 fully diluted earnings per share of 34 cents per share after-tax. For 2004, the Company is projecting fully diluted earnings per share of 49 cents per share after-tax. Earnings projections for 2003-2004 are computed based upon the assumption that the Company will issue an additional 10 million shares by the first quarter of 2003.

(available at" HTTP://NEWS.MONEYCENTRA1.MSN.COM/TICKER/SIGDEV.ASP?SYMBOL=PTA)
(last viewed November 18, 2002).

                                       V.
                  ALLEGATIONS SPECIFIC TO INDIVIDUAL PLAINTIFFS

         ELSIE M FOREST

         74. Elsie M. Forest and her husband, Henry P. Forest, moved to Florida from Rochester, New York, in 1997. In Rochester, Mrs. Forest worked in human resources for the University of Rochester where she was employed for 25 years. Mr. Forest was employed as a carpenter with R.J. Finnegan for 20 years, then in the maintenance department at Xerox for an additional 15 years. The Forests both retired in the late 1980s, bought a motor home, and traveled the United States.

         75. Mr. And Mrs. Forest did not know it at the time, but Mr. Forest was developing early signs of dementia. His health problems escalated to the point that Mr. Forest experienced four "mini-strokes," resulting in difficulty with walking, dressing, showering, and other major life activities. For the past 5 years, Mrs. Forest has served as Mr. Forest's caregiver, and now dedicates the majority of her time to providing for Mr. Forest's well-being.

         76. After Mr. Forest became ill, Mrs. Forest began planning for the eventuality that she may likewise require extended healthcare in the future. She first became acquainted with long-term care insurance through advertisements circulated by her retirement plan, TIAA Rref. While doing comparison shopping, Mrs. Forest learned about Penn Treaty's long-term care insurance program from Penn Treaty Agent, Michael M. O'Grady, at an April 12, 1999 meeting.

During the meeting, Mr. O'Grady presented information and materials to Mrs. Forest that outlined the costs and benefits of Penn Treaty's long-term care health insurance. Central to Mr. O'Grady's presentation was his use of Penn Treaty's standardized form, number LTF-02-14-5587 0297, entitled "Investment Worksheet." (See Investment Worksheet attached hereto as Exhibit "14").

         77. Using the Investment Worksheet, Penn Treaty, through its agent Mr. O'Grady, presented Mrs. Forest with two options: Option I, providing for two (2) years of long-term care benefits; and Option II, providing for three (3) years of long-term care benefits. Penn Treaty calculated Mrs. Forest's total benefits at $102,200 under Option I, and $138,700 under Option II. Penn Treaty then compared the total benefit to Mrs. Forest's "Annual Investment" of $1200 under Option I and $1530 under Option II.

         78. As illustrated by Penn Treaty, the Penn Treaty Investment Worksheet provides an unfair comparison between benefits to be paid by Penn Treaty and annual premiums to be paid by Mrs. Forest. The form would mislead any reasonable person, as it did Mrs. Forest, to believe that her "Annual Investment" would remain level, just like the benefits to be paid under either Option I or II of the Investment Worksheet.

         79. During the meeting with Mr. O'Grady, in which Mr. O'Grady used Penn Treaty's standardized illustration and presentation software and marketing materials, Mr. and Mrs. Forest decided to purchase a Penn Treaty Policy based on the standardized Penn Treaty material Mr. O'Grady had presented. Mrs. Forest then provided Mr. O'Grady with information necessary for him to complete Penn Treaty's standardized application form number P-AIOOR(FL) on Mrs. Forest's behalf. (See application number 487491 attached hereto as Exhibit "15"). At the time the application was completed, Mrs. Forest indicated that she suffers from diabetes, bulging spinal disks, bone spurs, high cholesterol, and colitis. At the completion of their meeting, Mrs. Forest gave Mr. O'Grady a check in the amount of $316.72 representing two (2) months' premiums at $145.86 per month, and a $25.00
"Policy Fee."

         80. After reviewing Mrs. Forest's application, Penn Treaty cashed Mrs. Forest's check and issued her a tax qualified long-term care insurance policy, numbered N487491, effective May 5, 1999. (See Exhibit "3"). The "Policy Schedule Page" shows that the premium was $145.86 per month, or $1750.32 per year, for payments made via "Automatic Bank Withdrawal (ACH)."

         81. In April, 2002, a Penn Treaty representative told Mrs. Forest that Penn Treaty would be increasing her premium by 35%. Mrs. Forest later received a letter from Penn Treaty, confirming the 35% rate increase, and giving her the option of paying the new premium of $196.91 per month ($2,362.92 per year), or accepting reduced benefits.

         82. Since purchasing her Penn Treaty policy, Mrs. Forest has become uninsurable at any affordable rate due to her continued health problems. Accordingly, Mrs. Forest has continued to pay the increased premiums because she is now "locked in" to the Penn Treaty policy, and currently maintains no meaningful choice with respect to alternative long-term care insurance.

         THOMAS  H. WIESS AND ANGELA  H. WIESS

         83. Angela H. Wiess and Thomas H. Wiess are husband and wife and residents of Ocala, Marion County, Florida. Mr. & Mrs. Wiess were married over 52 years ago, and moved to Florida in 1980 in anticipation of their retirement. In 1989, they retired, and now live on a fixed income of approximately $2000 per month.

         84. Mr. Wiess is 79 years of age, and Mrs. Wiess is 76 years of age. In 1999, Mr. & Mrs. Wiess each provided a Penn Treaty Agent Wallace P. Gabel with information necessary for him to complete Penn Treaty's standardized application form number P-A100R(FL) on their behalf. (See Exhibits "6" and "7"). Mr. & Mrs. Wiess gave Mr. Gabel a deposit check to secure the Policies which was later cashed by Penn Treaty. Penn Treaty approved the completed applications it received from Mr. & Mrs. Wiess, and issued each of them a tax qualified long-term care insurance policy. (See Exhibits "4" and "5"). Both Mr. & Mrs. Wiess have significant health problems and purchased the Policies to assure themselves of proper long-term care if and when that care became necessary. Subsequent to purchasing the Policies, Mr. Wiess underwent open heart surgery, received 10 angioplasties, has suffered from Alzheimer's disease. Likewise, Mrs. Wiess has suffered additional health problems and both have reached a higher attained age. Because of their health problems and higher attained age, both Mr. & Mrs. Weiss are now uninsurable by another company at any affordable rate.

         85. Mr. & Mrs. Wiess were notified of a Penn Treaty rate increase in April, 2002. Having virtually no other option, Mr. & Mrs. Wiess continue to maintain their policies. Because of their limited fixed income, the increased premiums have forced Mr. & Mrs. to reduce or eliminate expenses for other essential items such as food and healthcare.

                                      VI.
                        CLASS REPRESENTATION ALLEGATIONS

         86. Class Plaintiffs bring this action on behalf of themselves and the Class of persons defined as: all individuals who purchased one or more Penn Treaty issued long-term care insurance policies between January 1, 1997, and the present, and have lived in Florida at any time while holding a Penn Treaty issued long-term care insurance policy. Upon information and belief, the policies affected include, but are not limited to, those policies that were written on Penn Treaty forms LTC91, LTC 94, 2400, 2600, LTC-1, NHP-B, LTC-300, LTC-400, CCB, HHC-2, HHC92, LTCTP-6000R(FL)-P, LTCTP-HHCR(FL)-P(REV), LTINF91-P, and other forms unknown to Class Plaintiffs at the present time. The Class does not include: the Defendants or any parent, subsidiary or affiliate of Defendants; any person who served as an officer, director, or employee of Defendants during the Class Period; any judicial officer who may preside over this litigation.

         87. The requirements for maintaining this action as a class action under FLA. R. CIV. P. 1.220 are satisfied in that:

         (A) THE MEMBERS OF THE CLASS ARE SO NUMEROUS THAT SEPARATE JOINDER OF EACH MEMBER IS IMPRACTICABLE.

         88. Penn Treaty filings with the FDOI indicate that Penn Treaty had 36,034 LTC policies in force in the state of Florida as of June 30, 2001, and Penn Treaty reports that its sales have doubled since recommencing sales in Florida. (See Penn Treaty Filing titled "Florida Inforce as of June 30, 2001, attached hereto Exhibit "16"). Additionally, other affected policyholders who have canceled their policies due to rate increases and other reasons are not included in the number of policies reported by Penn Treaty.

        89. Upon information and belief, Penn Treaty sold the majority of the Policies during the Class Period.

        90. Penn Treaty has increased rates uniformly for all affected Florida policyholders each time it has initiated such increases during the Class Period.

         91. Accordingly, Class Plaintiffs believe that the Class Size is likely to exceed 30,000 individuals.

         92. It would be impracticable and an undue burden on this Court's judicial resources to join these 30,000+ Class Members in one action, therefore a Class Action presents a superior form of litigation for the adjudication of these claims.

         (B) THE CLAIM OR DEFENSE OF THE REPRESENTATIVE PARTY RAISES QUESTIONS OF LAW OR FACT COMMON TO THE QUESTIONS OF LAW OR FACT-RAISED BY THE CLAIM OR DEFENSE OF EACH MEMBER OF THE CLASS.

         93. Each of the Class Plaintiffs and putative class members purchased the Policies from Penn Treaty that were written on Penn Treaty forms LTC91, LTC 94, 2400, 2600, LTC-1-, NHP-B, LTC-300, LTC-400, CCB, HHC-2, HHC92,
LTCTP-6000R(FL)-P, LTCTP-HHCR(FL)-P(REV), LTINF91-P, and other forms unknown to Class Plaintiffs at the present time.

         94. Each of the above referenced forms includes similar language regarding Penn Treaty's right to increase rates.

         95. Penn Treaty employed uniform sales materials that expressed or implied that rates would not increase substantially, if at all.

         96. Penn Treaty established uniform rates for all policyholders that purchased LTC policies during the Class Period.

         97. Penn Treaty uniformly increased rates for each of the Class Plaintiffs and putative class members.

         98. The common questions of law or fact include, but are not limited to the question of whether Penn Treaty intentionally or negligently engaged in "low ball" pricing to gain market share thereby inducing Class Plaintiffs and putative class members into purchasing the Policies; whether Penn Treaty misrepresented to Class Plaintiffs and putative class members that rates would not increase substantially, if at all; and, whether Penn Treaty breached its fiduciary and contractual obligations to Class Plaintiffs and putative class members by later increasing rates substantially.

         (C) THE CLAIM OR DEFENSE OF THE REPRESENTATIVE PARTY IS TYPICAL OF THE CLAIM OR DEFENSE OF EACH MEMBER OF THE CLASS.

         99. Each of the Class Plaintiffs purchased Penn Treaty Policies pursuant to the same forms, and in reliance on the same uniform sales material, as the putative class members.

         100. Penn Treaty set its rates deceptively and uniformly low for each of the Class Plaintiffs and the putative class members.

         101. Penn Treaty uniformly increased rates during the Class Period for each of the Class Plaintiffs and putative class members.

         102. The claims of the Class Plaintiffs are therefore typical of putative class members in that each was presented with under-priced LTC policies with the promise that rates would not be increased substantially, if at all, and each were subjected to substantial price increases at a later date.

         (D) THE REPRESENTATIVE PARTY CAN FAIRLY AND ADEQUATELY PROTECT AND REPRESENT THE INTERESTS OF EACH MEMBER OF THE CLASS.

         103. Class Plaintiffs are each mature, stable, responsible individuals that are interested in the fair and equitable adjudication of all class claims.

         104. Each Class Plaintiff has demonstrated to class counsel that he or she is willing and able to fully and faithfully participate in this litigation from its inception to its conclusion.

         105. Each Class Plaintiff has personal knowledge about the facts and circumstances surrounding this controversy, and each will provide the necessary testimony and other evidence to support the class claims.

         106. Class counsel has participated in numerous class actions and possesses the requisite financial resources to maintain this litigation on behalf of each Class Plaintiff and the putative class members.

         (E) THE PROSECUTION OF SEPARATE CLAIMS OR DEFENSES BY OR AGAINST INDIVIDUAL MEMBERS OF THE CLASS WOULD CREATE A RISK OF INCONSISTENT OR VARYING ADJUDICATIONS CONCERNING INDIVIDUAL MEMBERS OF THE CLASS WHICH WOULD ESTABLISH INCOMPATIBLE STANDARDS OF CONDUCT FOR THE PARTY OPPOSING THE CLASS.

         107. The prosecution of 30,000+ separate actions would create a substantial risk that individual adjudications would establish widely divergent results, including varying legal and equitable remedies fashioned to redress Class Plaintiff and class member claims.

         108. Each action would be decided, at least in part, on a subjective basis, introducing the possibility that subjectivity would lead to inconsistent standards of responsibility on the part of Penn Treaty.

         109. Accordingly, Penn Treaty would be subject to incompatible standards of conduct that interpose the substantial risk that individual class members would be afforded inequitable relief.

         (F) THE PROSECUTION OF SEPARATE CLAIMS OR DEFENSES BY OR AGAINST INDIVIDUAL MEMBERS OF THE CLASS WOULD CREATE A RISK OF ADJUDICATIONS CONCERNING INDIVIDUAL MEMBERS OF THE CLASS WHICH WOULD, AS A PRACTICAL MATTER, BE DISPOSITIVE OF THE INTERESTS OF OTHER MEMBERS OF THE CLASS WHO ARE NOT PARTIES TO THE ADJUDICATIONS, OR .SUBSTANTIALLY IMPAIR OR IMPEDE THE ABILITY OF OTHER MEMBERS OF THE CLASS WHO ARE NOT PARTIES TO THE ADJUDICATIONS TO PROTECT THEIR INTERESTS.

         110. In the event that the 30,000+ individual class members were required to prosecute their claims separately, it is highly likely that a limited number of putative class members would go forward with litigation to obtain relief in a timely manner. Plaintiffs are unlikely to bring actions on an individual basis because the typical profile of plaintiffs in this action is that of a senior citizen on a fixed income who has spent a significant amount of their income on long-term care insurance and is likely to recover a small amount in comparison with the cost of litigation. Plaintiffs would be unlikely to possess the financial resources to pay an attorney an hourly fee to vindicate their rights, and an attorney would not take an individual claim on a contingency basis because the potential for recovery is too small.

         111. As a result, certain of the putative class members would be subject to the principles of RES JUDICATA, and Penn Treaty's liability to class members seeking to litigate their claims at a later date would be subject to earlier decisions of state and possibly federal courts.

         112. These earlier decisions may well establish whether or not Penn Treaty is liable for the acts alleged in this complaint. Thus putative class members who later file claims may be subject to issues of fact and law that were decided without these class members' knowledge or participation, and they may be impeded in their quest for justice.

         113. Accordingly, the interests of putative class members that do not enjoy the benefit of participation in earlier litigation may find it difficult to obtain appropriate relief thereby resulting in substantial impairment of their ability to protect their legitimate interests.

         (G) THE PARTY OPPOSING THE CLASS HAS ACTED OR REFUSED TO ACT ON GROUNDS GENERALLY APPLICABLE TO ALL THE MEMBERS OF THE CLASS, THEREBY MAKING FINAL INJUNCTIVE RELIEF OR DECLARATORY RELIEF CONCERNING THE CLASS AS A WHOLE APPROPRIATE.

         114. Penn Treaty has acted uniformly to materially misrepresent to Class Plaintiffs and putative class members that premium rates would not substantially increase, if at all.

         115. Penn Treaty uniformly induced class Plaintiffs and putative class members into purchasing the Policies by intentionally or negligently using "low ball" pricing to increase market share with knowledge that premium rates would later have to be increased in order to maintain Penn Treaty's reserves.

         116. Class Plaintiffs and putative class members have been uniformly damaged by Penn Treaty's wrongful acts.

         117. Accordingly, final injunctive or declaratory relief as to Penn Treaty's wrongful actions is appropriate because Penn Treaty's wrongful actions are applicable to the class as a whole.

         (H) THE QUESTIONS OF LAW OR FACT COMMON TO THE CLAIM OR DEFENSE OF THE REPRESENTATIVE PARTY AND THE CLAIM OR DEFENSE OF EACH MEMBER OF THE CLASS PREDOMINATE OVER ANY QUESTION OF LAW OR FACT AFFECTING ONLY INDIVIDUAL MEMBERS OF THE CLASS, AND CLASS REPRESENTATION IS SUPERIOR TO OTHER AVAILABLE METHODS FOR THE FAIR AND EFFICIENT ADJUDICATION OF THE CONTROVERSY.

         118. The questions of law or fact specified above predominate over any questions affecting only individual members because the questions of law or fact unique to individual members relate primarily to the policy rates, date of inception of the policy, and date of cancellation, if any, of the policy.

         119. These individual questions can easily be segregated into subclasses, and managed to reduce and avoid unnecessary complexity and expense. Moreover, the common questions of law or fact regarding Penn Treaty's uniform pricing policies, uniform sales practices, and uniform price increases, far outnumber these individual and relatively minor individual issues. . .

                                      VII.
                           CAUSE OF ACTION ALLEGATIONS


                                     COUNT I
                                   REFORMATION

         120. Class Plaintiffs reallege and incorporate the allegations contained in paragraphs 1 through 119 above.

         121. "A written instrument may be reformed where it fails to express the intentions of the parties thereto as the result of accident, inadvertence, mistake, fraud,,, or inequitable conduct, or both fraud and mistake, fraud or inequitable conduct being on one side and mistake on the other." CAMICHOS V. DIANA STORES CORP., 25 So.2d 864 (Fla. 1946) (citing 45 Am.Jur.ss. 45, page
609).

         122. As set forth more fully in paragraphs 136 through 154 below, Penn Treaty gained the trust of Class Plaintiffs and putative class members by leading Class Plaintiffs and putative class members to believe that Penn Treaty was a licensed insurance company with a solid track record, and that Penn Treaty could be trusted as a fiduciary for Class Plaintiffs and putative class members. Penn Treaty further led Class Plaintiffs and putative class members to believe that Penn Treaty would not increase premium rates substantially, if at all. Penn Treaty engaged in inequitable conduct when it breached its fiduciary duty, and substantially raised the premium rates of Class Plaintiffs and putative class members.


         123. As set forth more fully in paragraphs 175 through 184 below, Penn Treaty fraudulently induced Class Plaintiffs and putative class members into purchasing the Policies by making material misrepresentations as to whether Penn Treaty would later substantially increase premium rates for the Policies. Further, Penn Treaty perpetrated fraud on Class Plaintiffs and putative class members by making false and misleading statements in its sales and marketing materials.

         124. Class Plaintiffs and putative class members uniformly and mistakenly relied on Penn Treaty as their fiduciary because Penn Treaty solicited the trust of Class Plaintiffs and putative class members, and Penn Treaty made negligent and fraudulent misrepresentations to Class Plaintiffs and putative class members. Based on Penn Treaty's inequitable and fraudulent conduct, Class Plaintiffs and putative class members mistakenly believed that Penn Treaty would not substantially increase rates over a very short period of time in close proximity to when Class Plaintiffs and putative class members purchased the policies.

         125. Penn Treaty's wrongful acts have led Class Plaintiffs and putative class members to procure the Policies with the expectation that such policies would be maintainable for the life of the policyholder or until needed.

         126. By unfairly increasing premium rates, Penn Treaty has forced Class Plaintiffs and putative class members to pay higher premiums, reduce benefits, and cancel policies. Furthermore, Penn Treaty has deprived Class Plaintiffs and putative class members of the ability to purchase alternative insurance due to increased age and the onset of adverse physical conditions.

         127. The Policies are uniform contracts that each contain substantially identical terms. With regard to premium rates, the Policies state:

         [T]his Policy is guaranteed renewable for Your lifetime. It may be kept in force by the timely payment of premiums. We cannot refuse to renew this Policy so long as You pay the premiums. We can change the renewal premium rates. We can only change them if they are changed for all policies in Your state on this Policy Form."

(See Exhibit "3" at page-1).

         128. The language of the Policies referenced above provides Penn Treaty with unlimited power to increase premium rates. Penn Treaty has abused its fiduciary duty, and its implied duty of good faith under the contract, by increasing rates by unreasonable amounts over unreasonably short periods of time, thereby violating the reasonable expectations of Class Plaintiffs and putative class members.

         129. In its present state, the Policies do not adequately express the intent of Class Plaintiffs and putative class members when Class Plaintiffs and putative class members entered the policy: that Penn Treaty may only increase rates by reasonable amounts over reasonable periods of time.

         130. Class Plaintiffs and putative class members are entitled to reformation of the contract because Penn Treaty's conduct was inequitable and fraudulent, and Class Plaintiffs and putative class members made a unilateral mistake in purchasing the Policies with the intent that

Penn Treaty could only increase premium rates by reasonable amounts over reasonable periods of time.

         131. Class Plaintiffs and putative class members will continue to be damaged by unfair premium rate increases by Penn Treaty if the contract is not reformed to express the intent of Class Plaintiffs and putative class members, and limit Penn Treaty's power to increase premium rates.

         132. The Court should exercise its equitable power to reform the contract to express the intent of Class Plaintiffs and putative class members that Penn Treaty may only increase rates by reasonable amounts over reasonable periods of time.

         133. Alternatively, Class Plaintiffs and putative class members are entitled to reformation of the contract if the Court finds that the parties made a mutual mistake because Class Plaintiffs and putative class members made a mistake in believing that Penn Treaty would not substantially increase premium rates, and Penn Treaty made a mistake by setting its premium rates too low while believing that it would not have to substantially increase premium rates at a later date.

         134. In the event finds that the parties made a mutual mistake, the Court should exercise its equitable power to reform the contract to express the intent of Class Plaintiffs and putative class members that Penn Treaty may only increase rates by reasonable amounts over reasonable periods of time.

         135. Such a reformation would be equitable to Penn Treaty because if Penn Treaty actually set its rates too low by mistake, actually believing that it would not be required to substantially increase rates at a later date, and Penn Treaty fully and truthfully believed that the initial rates would be sufficient to maintain Penn Treaty's profitability and reserves, it follows that Penn Treaty could not have reasonably objected to a limitation on its ability to increase rates in the future to increases that were reasonable in amount and frequency.

                                    COUNT II
                            BREACH OF FIDUCIARY DUTY

         136. Class Plaintiffs reallege and incorporate the allegations contained in paragraphs 1 through 119 above.

         137. Penn Treaty is part of a large, nationwide insurance company specializing in long-term care insurance. Penn Treaty became licensed by the Florida Department of Insurance, giving Penn Treaty the indicia of authority incident to companies operating in regulated industries. Penn Treaty marketed itself as "America's #1 Long Term Care Superstore," and published sales and other literature calculated to lead a reasonable person to believe that Penn Treaty operated a reputable, reliable, and dependable insurance company.

         138. For example, Penn Treaty distributed a brochure entitled "Penn Treaty American Corporation . . . Leadership in Long-Term Care." (See Penn Treaty brochure attached hereto as Exhibit "17") (hereinafter the "Leadership Brochure"). In this brochure, Penn Treaty graphically depicted its growth in assets, annualized premiums, revenues, and shareholder's equity. Penn Treaty intentionally included this information because it knew that the average consumer would interpret such financial data as indicating that Penn Treaty was large, dependable, responsible insurance company that could be trusted with protecting policyholders from financial ruin when their failing health required that the policyholder seek benefits under the Policies.

         139. The conclusion that Penn Treaty intentionally created an image of itself that would lead an average consumer to place Penn Treaty in a fiduciary capacity is supported by the fact that Penn Treaty also included information in the Leadership Brochure relating to positive reviews by A.M. Best and Standard & Poor's. Penn Treaty knew that A.M. Best and Standard are both highly regarded, and trusted, for their ratings of insurance companies, and positive statements from these two companies would lead an average consumer to believe that Penn Treaty could be trusted as a fiduciary. Penn Treaty's statements that "A.M. Best increased our rating to a B++," and "Standard & Poor's rated our claims paying ability an A-," were calculated by Penn Treaty to lead the average consumer to believe that these two ratings companies effectively endorsed Penn Treaty, and to cause the average consumer to act in reliance on these endorsements by purchasing a Policy from Penn Treaty.

         140. Penn Treaty also made statements in the Leadership Brochure with the intention of leading consumers to believe that its experience in the long-term care industry placed Penn Treaty in the position that it was qualified to act as a fiduciary for its policyholders. Specifically, Penn Treaty stated that "[w]e have vast experience and knowledge gleaned from many talented individuals (agents, employees, executives and policyholders) as well as keen understanding of the various markets in which we conduct our business and the needs of Senior Americans." Penn Treaty also stated that was the "[o]nly publicly traded pure-play long-term care insurance company," and that "91% of our business is long-term care." Penn Treaty intended these statements to have the combined effect of creating the perception that Penn Treaty was a specialist in providing long-term care insurance, and that it had superior knowledge in all aspects of the long-term care insurance market, including the setting of rates.

         141. At the end of the Leadership Brochure, Penn Treaty included a picture of its officers to add further credence to its solidity and reliability. Penn Treaty knew that the average consumer would interpret a picture of eight corporate officers, all dressed in proper business attire, seated in front of what appear to be priceless works of art, in a plush corporate boardroom, as signifying that Penn Treaty was a company that could be trusted. Penn Treaty intentionally used such depictions and symbolisms to gain the trust of Class Plaintiffs and putative class members, so that such plaintiffs and other consumers would act in reliance on that trust and purchase a Penn Treaty Policy.

         142. Penn Treaty continued its theme of building consumer trust in other sales & marketing materials as well. In another brochure, entitled "America's Talking . . . About How We're Paying Claims Across The Country!," Penn Treaty used the brochure's title, numerous policyholder testimonials, various statements, and pictures of happy-seniors, to intentionally cause average consumers to perceive that Penn Treaty is an insurance company that can be trusted in a fiduciary capacity to provide reliable and affordable long-term care insurance. (See Penn Treaty brochure attached hereto as Exhibit "18") (hereinafter the "Claims Brochure").

         143. In the Claims Brochure, Penn Treaty states in large, bold, italicized, and reversed white letters, centered at the top of the page, that "All Insurance Companies Are The Same . . . Until It Comes Time To Pay The Claim." This statement is patently false in that it mischaracterizes Penn Treaty as being the same as every other insurance company in all respects except for the payment of claims. The fact remains that Penn Treaty raised its premium rates far more than other long-term care insurance companies, making Penn Treaty significantly different than other companies in a way that did not involve the payment of claims. The reasonably foreseeable and actual effect of this misrepresentation was to induce consumers into purchasing Penn Treaty Policies based on a false perception that the only material difference between Penn Treaty and other companies is that Penn Treaty does a better job of paying claims. By combining this information with lower rates than other long-term care insurance companies, Penn Treaty was able to gain the trust of Class Plaintiffs, putative class members, and other consumers, enabling it to unfairly capture a substantial and disproportionate share of the long-term care market.

         144. The Claims Brochure also makes statements such as "98.3% of all Claims filed with our Company are Paid!" and "98.1% of our Claimants told us that they were More Than Satisfied with our Claim Service!." Penn Treaty intentionally employed these statements to lead consumers to believe that Penn Treaty could be trusted to provide the service that policyholders expect when it comes time for Penn Treaty to pay a claim.

         145. In addition, Penn Treaty bolstered its credibility as a fiduciary by adding support in the Claims Brochure from allegedly satisfied policyholders that had successfully submitted claims. Excerpts of what appear to be letters from these policyholders include statements, printed in large, bold, boxed, shaded, italicized text, such as "Not only has my choice of policies served me well financially, but it has provided the peace of mind necessary for me to live as independently as possible," and, "Having the Home Health Care Insurance really made it easy for me to get the help I needed when I needed it." Like the endorsements from A.M. Best and Standard & Poor's mentioned above, Penn Treaty employed these statements to lead Class Plaintiffs, putative class members, and other consumers, to believe that Penn Treaty was a reliable company that could be trusted to faithfully fulfill all of its legal, moral, and ethical obligations to its policyholders. Class Plaintiffs and putative class members uniformly and reasonably relied on these statements to identify and select Penn Treaty as a suitable fiduciary who could be counted on to provide for their long-term care insurance needs.

         146. Further, Penn Treaty intentionally designed its marketing material to mislead consumers into believing that its long-term care products are equivalent to a commodity that can be traded like a stock or bond. For example, Penn Treaty used what it titled as an "Investment

Worksheet" to compare various options available to consumers. (See Exhibit "14"). Penn Treaty's standardized form entitles one section as "Benefits," and the other section as "Investment." Penn Treaty used this form to compare the amounts paid by a prospective policyholder in premiums to that amount potentially available through benefits under the Policy. This method of comparison does not account for increases in premiums, rather, Penn Treaty's form creates the impression that the total amount of premiums to be paid are fixed, just as the amounts available through benefits under the Policy are fixed.

         147. Penn Treaty's worksheet also mischaracterizes premiums to be paid by a policyholder as an "investment," such that it can be traded or transferred as a commodity, rather than properly characterizing such premiums as payments under an insurance policy that do not possess the same qualities as an "investment," under the ordinary meaning of that term.

         148. By virtue of the above described marketing and operational tactics, Penn Treaty solicited, acquired, and occupied a position of substantial influence over Class Plaintiffs and putative class members and therefore owed Class Plaintiffs and putative class members a fiduciary duty.

         149. Penn Treaty abused its influence and therefore breached its fiduciary duty to Class Plaintiffs by intentionally or negligently setting premium rates low, with knowledge that it would later have to increase such rates in order to maintain adequate reserves.

         150. Penn Treaty breached its fiduciary duty to Class Plaintiffs and putative class members by intentionally or negligently ignoring legitimate and standardized actuarial and underwriting information published by learned sources such as the National Association of Insurance Commissioners and other insurance industry associations. Had Penn Treaty properly evaluated and utilized the morbidity and other actuarial tables, historical loss ratios, rate setting formulas, and other information published by these common industry resources, Penn Treaty would have established stable premium rates.

         151. Penn Treaty further breached its fiduciary duty to Class Plaintiffs and putative class members by intentionally or negligently leading Class Plaintiffs and putative class members to believe that Penn Treaty would not significantly increase premium rates, if at all, thereby inducing Class Plaintiffs and putative class members into purchasing the policies.

         152. Penn Treaty further breached its fiduciary duty to Class Plaintiffs and putative class members by depriving them of the opportunity to diversify their investment portfolio, and thereby increased the financial risk incurred by Class Plaintiffs and putative class members.

         153. Penn Treaty further breached its fiduciary duty to Class Plaintiffs and putative class members by depriving them of the opportunity to choose alternative investment vehicles, such as a "medical nest egg" in preference to Penn Treaty's inferior long-term care product.

         154. Penn Treaty further breached its fiduciary duty to Class Plaintiffs and putative class members by significantly increasing premium rates.

         155. Class Plaintiffs and putative class members are damaged as a direct and proximate result of Penn Treaty's breach by virtue of being required to pay the increased premium rates or forfeit any right to benefits under the Policies.

         156. Class Plaintiffs and putative class members are also damaged as a direct and proximate result of Penn Treaty's breach by virtue of the fact that Penn Treaty's actions adversely affected the ability of Class Plaintiffs and putative class members to select alternative forms of long-term care insurance at any affordable rate due to increased age:

                                   COUNT III
                    BREACH OF IMPLIED DUTY OF GOOD FAITH AND
                     FAIR DEALING IN AN INSURANCE CONTRACT

         157. Class Plaintiffs reallege and incorporate the allegations contained in paragraphs 1 through 119 above.

         158. Penn Treaty offered Class Plaintiffs and putative class members contractual benefits under the Policies. Class Plaintiffs and putative class members accepted Penn Treaty's offer and paid Penn Treaty consideration in the form of premiums and other contractual fees pursuant to a written, insurance policy, executed by both parties. Together, these acts and occurrences constitute a legally binding contract.

         159. As with every contract under Florida law, the contract/policy included an implied obligation of good faith and fair dealing.

         160. Good faith and fair dealing included an obligation on the part of Penn Treaty not to unreasonably increase premiums during the life of the contract/policy. 161. Penn Treaty breached the contract by acting in bad faith and engaging in unfair dealing when Penn Treaty unreasonably increased Class Plaintiffs' and putative class members' insurance premiums.

         162. Class Plaintiffs and putative class members are damaged as a direct and proximate result of Penn Treaty's breach in that they are required to pay the increased premium rates'or forfeit any right to benefits under the Policies.

         163. Class Plaintiffs and putative class members are also damaged as a direct and proximate result of Penn Treaty's breach by virtue of the fact that Penn Treaty's actions adversely affected the ability of Class Plaintiffs and putative class members to select alternative forms of long-term care insurance at any affordable rate due to increased age.

         164. The damages of Class Plaintiffs and putative class members thus includes an opportunity cost component, wherein Class Plaintiffs and putative class members could have purchased other long-term care insurance under similar terms and conditions instead of the insurance policies offered by Penn Treaty, or might have chosen to self-insure their long-term care needs.

                                    COUNT IV
                           NEGLIGENT MISREPRESENTATION

         165. Class Plaintiffs reallege and incorporate the allegations contained in paragraphs 1 through 119 above.

         166. Penn Treaty made a false statement of material fact to Class Plaintiffs and putative class members in that Penn Treaty uniformly led such persons to believe that terms and phrases such as "guaranteed renewable," and "premiums do not increase with age" indicated that the Policies were being offered by Penn Treaty on a "level premium" basis.

         167. For Example, Penn Treaty used the phrases "guaranteed renewable" and "premiums do not increase with age" in its "Independent Living" brochure to describe "Features" of the Independent Living Plan. Penn Treaty also used these phrases in its "Covering Your Assisted Living Needs" brochure. (See Exhibit "1"). However, nowhere in these brochures does Penn Treaty warn consumers that Penh Treaty can increase rates, or that it is likely that Penn Treaty will significantly increase rates after policy inception. By combining the affirmative statements referenced above, with the omission of any further explanation or warning to consumers, Penn Treaty intentionally or negligently misrepresented to Class Plaintiffs, putative class members, and other consumers, that Penn Treaty would not increase rates significantly, if at all.

         168. By using terms and phrases intended to convey the impression that rates would not increase, Penn Treaty unfairly led consumers to' believe that its long-term care products were equivalent to life or disability insurance. Unlike health, property, and casualty insurance, rates for life and disability insurance are fixed and do not increase for any reason. Rates for health, property, and casualty insurance, on the other hand, do increase over time. Penn Treaty intentionally designed its marketing material, to create the illusion that its long-term care products are similar to life and disability insurance, when in fact these products are more comparable to health, property, or casualty insurance. This illusion deceived Class Plaintiffs into believing that just like life and disability insurance policies, Penn Treaty would not increase rates on its long-term care policies. Penn Treaty's deception lured Class Plaintiffs into purchasing the Policies under false pretenses because Penn Treaty knew or should have known that it would have to increase rates substantially in order to maintain its profitability and/or reserves.

         169. In addition, in the Claims Brochure, Penn Treaty states in large, bold, italicized, and reversed white letters, centered at the top of the page, that "All Insurance Companies Are The Same . . . Until It Comes Time To Pay The Claim." This statement is patently false in that it mischaracterizes Penn Treaty as being the same as every other insurance company in all respects except for the payment of claims. The fact remains that Penn Treaty raised its premium rates far more than other long-term care insurance companies, making Penn Treaty significantly different than other companies in a way that did not involve the payment of claims. The reasonably foreseeable and actual effect of this misrepresentation was to induce consumers into purchasing Penn Treaty Policies based on a false perception that the only material difference between Penn Treaty and other companies is that Penn Treaty does a better job of paying claims.

         170. Penn Treaty either knew of the misrepresentations described above, made the misrepresentations without knowledge of their truth or falsity, or should have known the representations were false. Evidence of such knowledge is manifested by the fact that Penn Treaty's competitors were simultaneously charging much higher rates while providing substantially identical coverage and service, and the fact that Penn Treaty possessed minimal actuarial knowledge with respect to claims experience.

         171. Further evidence that Penn Treaty knew or should have known its representations were false is found in the fact that Penn Treaty offered Plaintiffs and putative class members a "Lifetime Inflation Rider" for an additional charge. In Penn Treaty's Covering Your Needs Brochure, graphically depicts what it states in writing: "This Rider provides for an increase of the selected Maximum Daily Benefit by 5%, compounded annually, on each anniversary date for the lifetime of the policy." Below the graph, Penn Treaty states:
"Premiums will vary depending on the benefit amount and riders selected." What Penn Treaty does not state, anywhere in the brochure, is that Penn Treaty can, and probably will, significantly increase premiums in the future regardless of whether the consumer purchases the optional Lifetime Inflation Rider. By offering the inflation rider option, without fully explaining that the rider is in no way connected or related to premium increases, Penn Treaty knew or should have known that the average consumer would be misled into believing that rates would not go up to fight inflation,-otherwise there would be no need for Penn Treaty to offer a rider. Accordingly, Penn Treaty deceived or misrepresented to Class Plaintiffs and putative class members that rates would remain stable and that it was likely Penn Treaty would substantially increase premiums in the future.

         172. Penn Treaty intended to induce Class Plaintiffs and putative class members to act on the misrepresentation by artificially setting premium rates low while silently or deceptively preserving their right to increase rates at a later date, thereby shifting all risk of loss to Class Plaintiffs and putative class members.

         173. Class Plaintiffs and putative class members acted in uniform and reasonable reliance on the misrepresentation based on the fact that Penn Treaty is regulated by the Florida Department of Insurance, and based upon claims made in Penn Treaty's promotional material.

         174. Class Plaintiffs and putative class members suffered loss or injury by paying increased rates, receiving reduced benefits, and being unable to purchase comparable insurance due to increased age and/or deteriorating health.

                                     COUNT V
                          FRAUDULENT MISREPRESENTATION

         175. Class Plaintiffs reallege and incorporate the allegations contained in paragraphs 1 through 119 above.

         176. As set forth-more fully in paragraphs 136 through 154 above, Penn Treaty occupied such a special situation or possessed such means of knowledge as made it Penn Treaty's duty to know as to the truth or falsity of the representation Penn Treaty made. Penn Treaty used its sales and marketing materials, and its status as a licensed insurer, to gain the trust of Class Plaintiffs and putative class members, thereby inducing them into purchasing the Policies. Because of the fiduciary relationship Penn Treaty created and established with Class Plaintiffs and putative class members, Penn Treaty had a duty to know whether or not statements it made were true or false.

         177. Because Penn Treaty knew that Class Plaintiffs and putative class members would depend upon the Policies in their elder years, and would likely be uninsurable at their new attained age when benefits under the Policies were most likely to be needed, Penn Treaty owed

Class Plaintiffs and putative class members a special duty to act in good faith, and to maintain stable premium rates.

         178. As set forth more fully in paragraphs 165 through 173 above, Penn Treaty violated FLA. STAT. ss.ss. 626.9521, 626.9541, and 627.9407 when it: made false statements of material fact by using terms and phrases such as "guaranteed renewable," and "premiums do not increase with age," indicating that the Policies were being offered to Class Plaintiffs and putative class members by Penn Treaty on a "level premium" basis; intentionally designed brochures and other sales and marketing material to create the false illusion that because Penn Treaty is a specialist in the long-term insurance market, it can be trusted as a fiduciary to properly set rates and provide insurance benefits under the Policies; made the false statement that "All Insurance Companies Are The Same . .. . Until It Comes Time To Pay The Claim," falsely indicating to Class Plaintiffs and putative class members that there was no substantial difference between Penn Treaty and any other insurance company other than Penn Treaty's ability to pay claims.

         179. Penn Treaty knew or should have known that the representations were false because other insurers were offering the same or similar policy benefits at substantially higher rates. Further, Penn Treaty knew or should have known that Penn Treaty's actuarial policies were based on unsound principles and that substantial future rate increases were inevitable.

         180. Penn Treaty engaged in scienter by intentionally inducing Class Plaintiffs and putative class members to act on the misrepresentation by artificially setting premium rates low while preserving their right to increase rates at a later date, thereby shifting all risk of loss to Class Plaintiffs "and putative class members.

         181. Penn Treaty further engaged in scienter when Penn Treaty breached its duty to know that the premium rates Penn Treaty established were too low, and that Penn Treaty would later have to significantly increase premium rates in order to maintain its profitability and reserves.

         182. Penn Treaty, thereby perpetrated its fraud on the entire Class, not on individual contracts, by setting rates artificially low for all Class Plaintiffs and putative class members statewide, then uniformly increasing its rates for all Class Plaintiffs and putative class members statewide.

         183. As set forth more fully in paragraphs 146 and 147 above, Penn Treaty also used its Investment Worksheet to: fraudulently mischaracterized insurance premium payments as an "investment;" fraudulently imply that its LTC Policies are commodities that can be sold, traded, and transferred; and, lead Class Plaintiffs and putative class members to believe that premium rates were fixed in the same way that benefits under the policies were fixed.

         184. Class Plaintiffs and putative class members acted in reasonable reliance on Penn Treaty's scienter and fraudulent misrepresentations based on the claims made in Penn Treaty's promotional material, and the fact that Penn Treaty is regulated by the Florida Department of Insurance.

         185. Class Plaintiffs and putative class members suffered loss or injury by paying increased rates, receiving reduced benefits, or being unable to purchase comparable insurance due to increased age and/or deteriorating health.

                                    COUNT VI
                                   RESTITUTION

         186. Class Plaintiffs reallege and incorporate the allegations contained in paragraphs 1 through 119 above.

         187. By virtue of Penn Treaty's breach of fiduciary duty, breach of implied contractual duty of good faith, negligent misrepresentation, and fraudulent misrepresentation, Penn Treaty received money from Class Plaintiffs and putative class members under such circumstances that Penn Treaty will give offense to equity and good conscience if permitted to retain it.

         188. Penn Treaty's wrongful acts have led Class Plaintiffs and putative class members to procure the Policies with the expectation that such policies would be maintainable for the life of the policyholder or until needed.

         189. By unfairly increasing premium rates, Penn Treaty has forced Class Plaintiffs and putative class members to pay higher premiums, reduce benefits, and cancel policies. Furthermore, Penn Treaty has deprived Class Plaintiffs and putative class members of the ability to purchase alternative insurance due to increased age and the onset of adverse physical conditions.

         190. The Court should exercise its equitable power to make Class Plaintiffs and putative class members whole by restoring monies that rightfully belong to Class Plaintiffs and putative class members. Such monies include those premiums Class Plaintiffs and putative class members paid to Penn Treaty with the expectation that they would be able to afford continued coverage for the remainder of their lives or until needed.

         WHEREFORE, Class Plaintiffs ELSIE M. FOREST, THOMAS H. WIESS, and ANGELA H. WIESS, ("Class Plaintiffs"), on behalf of themselves and all others similarly situated, request that this Honorable Court find against Defendants, PENN TREATY AMERICAN CORPORATION, PENN TREATY NETWORK AMERICA INSURANCE COMPANY, and award such damages as may be proven, along with attorneys' fees and costs, and any other such legal and/or equitable relief that the Court may deem appropriate. Further Class Plaintiffs request that the Court exercise its equitable powers to disgorge . Defendants of their wrongful and unjust profits, thereby restoring monies rightfully belonging to Class Plaintiffs and putative class members and wrongfully retained by Defendants.

DATED:  January ___, 2003.


                                   FORIZS & DOGALI, P.L.


                                   ---------------------------------------
                                   A. ANDERSON B. DOGALI
                                   Florida Bar No. 615862
                                   DANIEL W. ANDERSON
                                   Florida Bar No. 490873
                                   4301 Anchor Plaza Parkway, Suite 300
                                   Tampa, FL 33634
                                   Telephone:        (813)289-0700
                                   Fax:              (813)289-9435
                                   Attorneys for Class Plaintiffs